Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports First Quarter 2010 Financial Results

•	Net income of $15.6 million

•	Diluted EPS of $0.58

OMAHA, NE (GLOBE NEWSWIRE) – April 28, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the first quarter of 2010. Net income attributable to Green Plains was $15.6 million, or $0.58 per diluted share, compared to a net loss of $9.3 million, or $(0.38) per share, for the same period of 2009. Revenues were $426.5 million for the first quarter of 2010, compared to revenues of $221.1 million for the same period in 2009.

“The financial results for the quarter demonstrate the benefits of our risk management strategy and our focus on operational excellence,” said Todd Becker, President and Chief Executive Officer. “We produced 124.3 million gallons of ethanol, which is above our expected operating capacity, as a result of our continuous improvement process to increase ethanol production. We expect to see higher production and efficiency levels going forward.”

“Although ethanol margins compressed during the first quarter, operating income for our ethanol production segment exceeded fourth quarter levels as a result of our risk management philosophy of locking in forward margins when possible,” commented Becker. “This strategy has provided a core level of profitability this quarter to position us for a solid start in 2010. Recently, margins have expanded from the lows experienced late in the first quarter and we believe they should continue to improve as the summer driving season begins. We also expect passage of the proposed E15 waiver would have a positive impact on demand for the rest of the year.”

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $33.2 million for the quarter ended March 31, 2010, compared with $(0.6) million for the same period in 2009. Green Plains had available liquidity of $228.8 million, including $190.1 million total cash and equivalents, and $38.7 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at March 31, 2010.

“We continue to look for opportunities to grow our business in 2010,” Becker added. “With the successful completion of our stock offering, we have the capital to take advantage of current market conditions and expand our diversified platform. We are seeking further opportunities to add to our ethanol production segment and our agribusiness operations.”

2010 Business Highlights

•

On March 10, 2010, the Company completed the sale of 6,325,000 shares priced at $13.50 with net proceeds of $79.8 million after discounts and offering expenses. Green Plains intends to use the proceeds for general corporate purposes and to acquire or invest in additional facilities, assets or technologies consistent with its growth strategy.

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On April 22, 2010, Green Plains completed the acquisitions of five grain elevators in western Tennessee with federally licensed grain storage capacity of 11.7 million bushels, increasing existing storage capacity of the agribusiness segment by 63% to 30.3 million bushels. All of the grain elevators are located within 50 miles of the Company’s Obion, Tennessee ethanol production facility.

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Upon closing of the Tennessee grain elevator acquisitions, certain agribusiness subsidiaries entered into an amended and restated credit agreement of $85 million. The credit facility was used to partially fund the purchase of the Tennessee assets, provide working capital for the acquired operations, refinance an existing agribusiness term loan, and refinance and expand an existing agribusiness working capital facility.

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Conference Call

On April 29, 2010, Green Plains will hold a conference call to discuss its financial results for the quarter ended March 31, 2010. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Steve Bleyl, Executive Vice President – Ethanol Marketing. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-868-1833 and the international dial-in number is 914-495-8604. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. The conference call will also be archived and available for replay through May 13, 2010.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 480 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended March 31,
	2010	2009
Revenues	$426,474	$221,082
Cost of goods sold	389,000	219,203

Gross profit	37,474	1,879
Selling, general and administrative expenses	12,969	9,059

Operating income (loss)	24,505	(7,180)

Other income (expense)
Interest income	27	74
Interest expense	(4,656)	(2,514)
Other, net	—	334

Total other expense	(4,629)	(2,106)

Income (loss) before income taxes	19,876	(9,286)
Income tax provision	4,390	—

Net income (loss)	15,486	(9,286)
Net (income) loss attributable to noncontrolling interests	90	(55)

Net income (loss) attributable to Green Plains	$15,576	$(9,341)

Earnings (loss) per share:
Basic	$0.59	$(0.38)

Diluted	$0.58	$(0.38)

Weighted average shares outstanding:
Basic	26,526	24,865

Diluted	27,026	24,865

Revenues and income increased in the first quarter of 2010 compared to the same quarter in 2009 as a result of the acquisitions of the Central City and Ord ethanol plants and providing third-party marketing and distribution services for additional ethanol plants. Operating margins were improved in the first quarter of 2010 compared to the same period in the prior year. The first quarter of 2009 had been negatively impacted by a one-time charge of approximately $4.6 million related to the termination of certain legacy agreements with outside marketers previously engaged to sell the Company’s ethanol production and operational issues at two of the Company’s ethanol plants affecting operating income by approximately $4.0 million.

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related co-products (collectively referred to as “ethanol production”); (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products (collectively referred to as “agribusiness”); and (3) marketing and distribution of Company-produced and third-party ethanol and distillers grains (collectively referred to as “marketing and distribution”). Corporate operating expenses not directly related to a specific operating segment are reflected in the table below as “corporate activities.”

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The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended March 31,
	2010	2009
Revenues
Ethanol production	$250,053	$137,503
Agribusiness	42,281	46,210
Marketing and distribution	388,095	178,353
Intersegment eliminations	(253,955)	(140,984)

Total revenues	$426,474	$221,082

Gross profit
Ethanol production	$31,759	$(2,761)
Agribusiness	2,769	2,746
Marketing and distribution	4,180	1,843
Intersegment eliminations	(1,234)	51

Total gross profit	$37,474	$1,879

Operating income (loss)
Ethanol production	$29,187	$(4,316)
Agribusiness	(530)	(34)
Marketing and distribution	1,341	(519)
Intersegment eliminations	(1,234)	51

Segment operating income	28,764	(4,818)
Corporate activities	(4,259)	(2,362)

Total operating income (loss)	$24,505	$(7,180)

Intersegment revenues and corresponding costs were eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The chart below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended March 31,
	2010	2009
Ethanol sold	123,755	73,171
(thousands of gallons)
Distillers grains sold	355	211
(thousands of equivalent dried tons)
Corn consumed	44,635	26,247
(thousands of bushels)

Revenues for the ethanol production segment increased $112.6 million to $250.1 million for the quarter ended March 31, 2010. The Company sold 123.8 million gallons of ethanol within the ethanol production segment during the quarter, an increase of 50.6 million gallons over the same period of 2009. This increase is primarily due to the addition of two ethanol plants acquired in July of 2009.

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Cost of goods sold in the ethanol production segment during the quarter ended March 31, 2010 increased $78.0 million to $218.3 million. This increase was primarily due to the consumption of 18.4 million more bushels of corn during the first quarter of 2010 when compared to the same period in 2009. Operating income for the quarter ended March 31, 2010 increased by $33.5 million from an operating loss of $4.3 million during the same quarter of 2009. The improvement in operating income was a result of improved margins, higher production volumes and the 2009 operational issues as mentioned above. Depreciation and amortization expense for the ethanol production segment was $7.7 million during the first quarter of 2010 compared to $5.5 million during the same period of 2009.

The following chart summarizes the approximate percentage of forecasted production or usage, as applicable, for the next 12 months under fixed-price contracts as of March 31, 2010:

Portion Subject to Fixed-Price Contracts
Ethanol Production	14%
Distillers Grains Production	20%
Corn Usage	15%
Natural Gas Usage	22%

Agribusiness Segment

Agribusiness segment revenues decreased $3.9 million to $42.3 million for the quarter ended March 31, 2010. The Company sold 7.8 million bushels of grain and 126 tons of fertilizer during the first quarter of 2010. This compares to 6.2 million bushels of grain and 656 tons of fertilizer during the first quarter of 2009. Cost of goods sold in the agribusiness segment during the quarter ended March 31, 2010 was $39.5 million, a decrease of $4.0 million compared to the same period of 2009. Operating loss was $0.5 million during the quarter ended March 31, 2010, compared to a slight loss during the same period of 2009. The agribusiness segment’s quarterly performance fluctuates on a seasonal basis with generally stronger results expected in the second and fourth quarter of each year.

Marketing and Distribution Segment

Revenues of the marketing and distribution segment increased $209.7 million to $388.1 million during the quarter ended March 31, 2010 when compared to the same period of 2009. The increase is caused by the volumes marketed from our ethanol production segment as well as production from the third-party plants. The Company sold 201 million gallons of ethanol within the marketing and distribution segment during the quarter ended March 31, 2010, compared to 135.9 million gallons sold during the same period of 2009. Operating income was $1.3 million during the quarter ended March 31, 2010 compared to an operating loss of $0.5 million during the same period of 2009.

EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2010	2009
Net income (loss) attributable to Green Plains	$15,576	$(9,341)
Net income (loss) attributable to noncontrolling interests	(90)	55
Interest expense	4,656	2,514
Income taxes	4,390	—
Depreciation and amortization	8,651	6,169

EBITDA	$33,183	$(603)

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	March 31, 2010	December 31, 2009
ASSETS

Current assets	$356,486	$252,446
Property and equipment, net	590,151	596,235
Other assets	29,023	29,400

Total assets	$975,660	$878,081

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$171,439	$174,332
Long-term debt	375,391	388,573
Other liabilities	21,895	4,468

Total liabilities	568,725	567,373

Total stockholders’ equity	406,935	310,708

Total liabilities and stockholders’ equity	$975,660	$878,081

At March 31, 2010, Green Plains had $190.1 million in total cash and equivalents and $38.7 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Green Plains had total assets of approximately $976 million and total stockholders’ equity of approximately $407 million. As of March 31, 2010, Green Plains had approximately 31.3 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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